Amendment

The Investment Advisory Agreement by and between Sentinel Group Funds, Inc. and Sentinel Advisors Company dated March 1, 1993 ("Agreement") is hereby amended as of _________ to add the following to Paragraph 3 "Compensation of Advisors":

"3.      COMPENSATION OF ADVISOR

         As compensation in full for services rendered under this Agreement, Funds will pay to Advisor a monthly fee determined as follows:

FUND                             FEE
Capital Growth                   0.70% per annum on the first  $500  million  of
                                 the Fund's average daily net assets; 0.65% per annum on the next $300 million of such assets;
                                 0.60% per annum on the next $200 million of such assets; 0.50% per annum on the next $1 billion of such assets; and 0.40% of such assets over $2 billion

Growth Leaders                   0.90% per annum on the first  $500  million  of
                                 the Fund's average daily net assets; 0.85% per annum on the next $300 million of such assets;
                                 0.80% per annum on the next $200 million of such assets; 0.70% per annum on the next $1 billion of such assets; and 0.60% of such assets over $2 billion

The amounts payable to Advisor shall be based upon the value of the net assets as of the close of business each day. Such amounts shall be paid monthly."

The parties have executed this Amendment to the Agreement effective as of the date first set forth above.

SENTINEL GROUP FUNDS, INC.                 SENTINEL ADVISORS COMPANY


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Signature                                  Signature

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Name and Title                             Name and Title